Amendment to Stock Purchase Agreement

This Amendment to the Stock Purchase Agreement dated as of March 24, 2006 (this “Amendment”), is entered into by and between Karamco, Inc. (“Karamco”), Efonica, FZ-LLC (“Efonica or Company”) and Fusion Telecommunications International, Inc. (“Fusion”).

RECITALS:

A.  Fusion, Efonica and Karamco have entered into that certain Stock Purchase Agreement dated January 11, 2005, as amended on February 9, 2005, May 12, 2005 and November 2, 2005 (the “Agreement”), pursuant to which Fusion purchased all of Karamco’s shares of Efonica, FZ-LLC (the “Company”).

B.  At the present time, Fusion, Efonica and Karamco request, and all are agreeable to amend the Agreement, subject to the terms and conditions hereinafter set forth.

Now, Therefore, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Fusion, Efonica and Karamco hereby agree as follows:

AGREEMENTS:

1.  RECITALS. The foregoing Recitals are hereby made a part of this Amendment.

2.  DEFINITIONS. Capitalized words and phrases used herein without definition shall have the respective meanings ascribed to such words and phrases in the Agreement.

3.  AMENDMENT TO AGREEMENT. Section 1 of the Agreement is hereby amended in its entirety to read as follows:

“SECTION

PURCHASE AND SALE OF THE SHARES

 1.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below), Karamco agrees to sell to Buyer, and Buyer agrees to purchase from Karamco, the number of Shares owned by Karamco, as set forth opposite its name on Schedule 1 hereto 249 Shares). The aggregate purchase price for the Shares (the "Final Purchase Price") shall be set forth and payable as expressed on Section 1.2.

1.2 Purchase Price

Base Purchase Price. The base purchase price for the Shares (the "Base Purchase Price") shall be NINE MILLION SEVEN HUNDRED EIGHTY FIVE THOUSAND SEVEN HUNDRED ($9,785,700) DOLLARS subject to adjustment pursuant to Section 1.2(C)(vii) and Section 8 of the Agreement, and payable as set forth in Section 1.2(C).

C. Payment at Closing. At Closing, Buyer shall deliver to Karamco:

(i) Stock. 1,439,463 shares of Buyer’s common stock (the aggregate number of Shares under this Section shall be referred to as the “Base Shares”);

(ii) Escrow. Buyer’s attorney (the “Escrow Agent”) shall hold 675,581 shares of the Base Shares (not to include the Registered Stock) in escrow (the “Escrowed Stock”) and subject to an Escrow Agreement between the parties and the Escrow Agent, a form of which is attached hereto as Exhibit “D”. The Escrowed Stock will be subject to adjustment pursuant to Section 1.2(C)(vi);

(iii) Cash Payment. Within three (3) days of the Closing, Buyer will pay Karamco an amount equal to FIVE HUNDRED THOUSAND ($500,000.00) DOLLARS;”

(iv) (a) Registration. Buyer shall use its reasonable efforts to cause 150,000 shares of the Base Shares to be registered (the “Registered Shares”) within 60 days of the Buyer’s initial public offering , unless said date is extended with Karamco’s consent. The date the Registered Shares are effectively registered shall be defined as the “Registration Date.” Fusion shall use its best efforts to keep the registration statement covering the Registered Shares (the “Registration Statement”) effective for the period set forth in this section (iv) (a). Following registration, Karamco may sell up to an aggregate of $1 million in Registered Shares in transactions (including block transactions) that may take place in the over-the-counter market or an exchange including ordinary broker transactions, privately negotiated transaction or through sales to one or more dealers for resale as principals (1/2 of the Registered Shares on the Registration Date and the remaining 1/2 on May 15, 2005). In the event Buyer is unable to cause the Registered Shares to be registered as set forth above, Buyer shall purchase the Registered Shares from Karamco (in the amount Karamco would have been otherwise able to sell as set forth above) at the higher of the IPO price or the average 5 day bid price prior to the date Buyer notifies Karamco that it is unable to cause the registered Shares to be registered. In the event that Karamco’s aggregate gross proceeds of a sale of the Registered Shares as set forth in this Section 1.2C(iv)(a), in the aggregate, and within 635 days following the effective date of the Registration Statement, does not equal $1,000,000, the Buyer shall pay Karamco the difference between the aggregate gross proceeds of Karamco’s sale of the Registered Shares and $1,000,000 (the “Difference Payment”). On April 25, 2005, Fusion made a payment of $150,000 to Karamco and on May 12, 2005 made a payment of $175,000 and on the date hereof, will make an additional payment of $105,000 which payments ($430,000 in the aggregate) shall be deducted from the Difference Payment owed. In the event that the Difference Payment owed, pursuant to this Section 1.2(C)(iv)(a) of the Agreement, is less than $430,000, Karamco shall immediately reimburse Fusion for such excess. The Company retains the right to advance additional funds in its sole discretion.

(b) Karamco’s Obligation to reimburse Fusion for any excess shall be secured by 50,387 shares (the “Escrowed Shares”) of Fusion’s common stock owned by Karamco. Upon execution of this Agreement, Karamco will deliver the Escrowed Shares to the Escrow Agent until such excess is repaid.

(v) Lock-Up. The unregistered Base Shares issued to Karamco will be subject to a lock-up for a one year period following the effective date of the IPO (“Lock-Up Period”). Karamco agrees to execute an agreement to that effect in the form attached hereto as Exhibit “B” (the “Lock-Up Agreement”). In the event a significant shareholder (owner of 5% or more of the issued and outstanding common stock (“Significant Shareholder”)) is allowed to register all or a portion of his common stock prior to the expiration of the Lock-Up Period, Karamco will be allowed to register its shares on a pro rata basis (will be allowed to sell the same % of shares the Significant Shareholder sells). If any Significant Shareholder shall receive and determine to accept any bona fide offer from a third party (the "Offeror") to purchase all or substantially all of such Significant Shareholders' Shares “a "Tag-Along Offer") prior to expiration of the Lock-Up Period, Karamco shall have the right to participate in such transaction in the manner set forth in this Section.  The Significant Shareholders shall, promptly after receipt of a Tag-Along Offer, send a copy thereof or a summary of the terms of any offer to Karamco.  Karamco shall have the right to cause the Significant Shareholder(s) to condition his or their sale of Shares to an Offeror on the sale of all, or a pro-rata amount (equal to the percentage of the selling Significant Shareholder), of Shares of Karamco to Offeror (the "Tag-Along Shareholder").  The purchase price and payment terms for the Shares of the Tag-Along Shareholder shall be the same price per Share and same payment terms for the Shares as the Significant Shareholders' Shares and as set forth in the Tag-Along Offer.  Should Karamco choose to participate in a sale of Shares pursuant to this Section, it shall pay its proportionate share of any expenses attributable to the sale of Shares hereunder. In the event Karamco sells any stock prior to expiration of the Lock-Up Period, it shall cause the purchaser to be bound by the Lock-up Agreement.

(vi) Post Closing Adjustments.  On the date hereof, the Escrow Agent shall release the Escrow Shares to Karamco. The released shares shall be subject to a lock -up until February 15, 2007, and Karamco agrees to execute a Lock - Up Agreement to that effect as a condition of such release.

(vii) Limitation on Sale Following Lock-Up Period. The Lock-Up Agreement will further provide after the Lock-Up Period sales by the Stockholder shall be subject to Rule 144. Both parties acknowledge that the holding period for Karamco’s unregistered shares commences at the time of closing.”

4.  REPRESENTATIONS AND WARRANTIES. To induce Karamco to enter into this Amendment, Fusion hereby certifies, represents and warrants to Karamco that:

4.1  Authorization. It is duly authorized to execute and deliver this Amendment and is and will continue to perform its obligations under the Agreement, as amended hereby.

4.2  No Conflicts. The execution and delivery of this Amendment and the performance by Fusion of its obligations under the Agreement, as amended hereby, do not and will not conflict with any provision of law or of the articles of incorporation or bylaws/articles of organization or operating agreement, as applicable, of Fusion or of any agreement binding upon Fusion.

4.3  Validity and Binding Effect. The Agreement, as amended hereby, is a legal, valid and binding obligation of Fusion, enforceable against Fusion in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.

5.  GENERAL.

5.1  Governing Law; Severability. This Amendment shall be construed in accordance with and governed by the laws of the State of New York. Wherever possible each provision of the Agreement and this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Agreement and this Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of the Agreement and this Amendment.

5.2  Successors and Assigns. This Amendment shall be binding upon Fusion, Efonica and Karamco and their respective successors and assigns.

5.3  Continuing Force and Effect of the Agreement. Except as specifically modified or amended by the terms of this Amendment, all other terms and provisions of the Agreement are incorporated by reference herein, and in all respects, shall continue in full force and effect. Fusion, by execution of this Amendment, hereby reaffirms, assumes and binds itself to all of the obligations, duties, rights, covenants, terms and conditions that are contained in the Agreement

5.4  Expenses. Fusion shall pay all costs and expenses in connection with the preparation of this Amendment.

4.5 Counterparts. This Amendment may be executed in any number of counterparts, all of which shall constitute one and the same agreement.

In Witness Whereof, the parties hereto have executed this Amendment to the Stock Purchase Agreement as of the date first above written.

Fusion Telecommunications International, Inc.
By: _______________________
Name: _______________
Title: _______________

Karamco, Inc.
By: ________________________
Name: ________________
Title: ________________

Efonica, FZ-LLC
By: ________________________
Name: ________________
Title: ________________